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                                                                     Exhibit 5.1
                                                                     -----------
                                 March 18, 2002

American Community Bancshares, Inc.
2593 West Roosevelt Boulevard
Monroe, North Carolina  28111-0418

         RE:      Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to American Community Bancshares, Inc. (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the proposed sale of up to $10,000,000 worth of units ("Units"), each consisting of one share of $1.00 par value common stock (the "Common Stock") and a warrant to purchase one share of Common Stock (the "Warrants"). Such sale to be pursuant to an underwriting agreement to be entered into with Ryan, Beck & Co. as underwriters (the "Underwriting Agreement").

This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation SB under the Act.

We have examined the Articles of Incorporation and the Bylaws of the Company, minutes of meetings of the Board of Directors, and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed necessary for the purposes of this opinion.

Based on and subject to the foregoing and to the additional qualifications set forth below, it is our opinion that the Units, Common Stock, and Warrants that are being offered and sold by the Company pursuant to the Registration
Statement, when issued by the Company as contemplated by the Registration Statement and sold in accordance with the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

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We hereby  consent to the  reference to our firm in the  Registration  Statement under the heading "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

This opinion is limited to the laws of the State of North Carolina and no opinion is expressed as to the laws of any other jurisdiction.

The opinion expressed herein does not extend to compliance with federal and state securities law relating to the sale of the Units, Common Stock, and Warrants.

This opinion is rendered solely for your benefit and that of subscribers in connection with the transaction described above and may not be used or relied upon by any other person without prior written consent in each instance.

                                                     Yours very truly,

                                                     GAETA & GLESENER, P.A.



                                                     Anthony Gaeta, Jr.